Exhibit 1.01

FTD Companies, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2016

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TGs (as defined below) finances or benefits armed groups (as defined in Item 1.01(d)(2) of Form SD). Potential factors that could affect such forward-looking statements include, among others: (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (2) the accuracy and reliability of the information we receive; and (3) political, legal and regulatory developments, whether in the Covered Countries (as defined below), the United States or elsewhere. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, we undertake no obligation to publicly release any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Introduction and Summary

FTD Companies, Inc. has included this Conflict Minerals Report as an exhibit to its Form SD for the year ended December 31, 2016, as required by Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements pursuant to Section 13(p) of the Securities and Exchange Act of 1934 ("Section 13(p)"). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. The term "conflict minerals" is defined in Section 13(p) as: (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited by the Rule to be tin, tantalum, and tungsten; or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of Congo ("DRC") or any adjoining country that shares an internationally recognized border with the DRC. The adjoining countries include: the Republic of the Congo, the Central African Republic, South Sudan, Rwanda, Uganda, Zambia, Burundi, Tanzania and Angola (together with the DRC, the “Covered Countries”). For the purposes of this Conflict Minerals Report, tin, tantalum, tungsten and gold will collectively be referred to herein as the “3TGs”. Unless the context indicates otherwise, the terms “FTD,” “the Company,” “we,” “its,” “us” and “our” refer to FTD Companies, Inc. and its consolidated subsidiaries.

Company Overview

FTD is a premier floral and gifting company with a vision to be the leading and most trusted floral and gifting company in the world. Our mission is to inspire, support, and delight our customers when expressing life’s most important sentiments. We provide floral, specialty foods, gift and related products and services to consumers, retail florists, and other retail locations and companies in need of floral and gifting solutions. Our business uses the highly recognized FTD® and Interflora® brands, both of which are supported by the iconic Mercury Man logo®. While we operate primarily in the United States (“U.S.”), Canada, the United Kingdom (“U.K.”), and the Republic of Ireland, we have worldwide presence as our iconic Mercury Man logo is displayed in approximately 35,000 floral shops in nearly 150 countries. Today, the “Mercury Man” is one of the most recognized logos in the world, and we are one of the largest and most trusted e-commerce floral and gift retailers in the world. Our diversified portfolio of brands also includes ProFlowers®, ProPlants®, Shari’s Berries®, Personal Creations®, RedEnvelope®, Flying Flowers®, Flowers Direct®, Ink Cards™, Postagram™, and Gifts.com™. While floral arrangements and plants are our primary offerings, we also market and sell gift items, including gourmet-dipped berries and other specialty foods, personalized gifts, premium fresh fruit baskets, gift baskets, wine and champagne, jewelry, and spa products.

We are required to make a filing pursuant to the Rule because some of our consolidated subsidiaries contract to manufacture products where the 3TGs are necessary to the functionality or production of such products. However, most of our business activities are not in-scope for purposes of the Rule. Only two of our consolidated subsidiaries, Provide Commerce, Inc. and Provide Creations, Inc., had in-scope products for purposes of the Rule in 2016. Our consolidated subsidiaries do not manufacture or contract to manufacture most of the products that they sell.

We do not directly source any of the 3TGs from mines, smelters or refiners, and believe that we are in most cases many levels removed from these market participants. We therefore have limited influence over them. Furthermore, because of the depth, geographic diversity and constant evolution of our supply chain, and due to competitive factors, we often have significant difficulty identifying suppliers upstream from our direct suppliers. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that we are in compliance with the Rule.

Description of Products

Our in-scope products for 2016 for purposes of the Conflict Minerals Rule are included within the following categories: (1) home; (2) beauty; (3) apparel; (4) jewelry; (5) accessories; (6) sports and entertainment; and (7) electronics. However, not all of our products in these categories are in-scope. For a further discussion of our products, see our Annual Report on Form 10-K for the 2016 fiscal year. The information contained in our Form 10-K is not incorporated by reference into the Form SD or this Conflict Minerals Report and should not be considered to be part of the Form SD or this Conflict Minerals Report.

Reasonable Country of Origin Inquiry

Prior to beginning our reasonable country of origin inquiry, the Conflict Minerals Compliance Team (as defined below) determined which of our products were potentially in-scope for purposes of the Rule through our degree of influence over the products’ manufacture and product specifications, bills of material, visual inspection, and other information known to us.

As part of our reasonable country of origin inquiry, we partnered with a third-party service provider, Assent Compliance (“Assent”), to assist us in collecting data from the suppliers of these potentially in-scope products concerning the origin of the 3TGs in the products sourced from them. We provided a list of such suppliers to Assent for upload to the Assent Compliance Manager tool (“ACM”).

We used the EICC-GeSI Conflict Minerals Reporting Template (“CMRT”) version 4.10 or higher to conduct a survey of all in scope suppliers. Assent contacted our suppliers via the ACM, which completed and tracked supplier communications as well as allowed suppliers to upload completed CMRTs directly to the platform for assessment and management. Assent reviewed the supplier list to ensure that irrelevant or “out of scope”

suppliers were removed from the survey process including if a company: (i) supplies packaging only (excluding labels); (ii) supplies us with items that do not end up in our products; (iii) is a test lab; or (iv) is a service provider only.

Assent, on behalf of FTD, requested that all suppliers complete a CMRT and included training and education to guide suppliers on best practices and the use of this template. Assent monitored and tracked these communications in the ACM for future reporting and transparency. FTD directly contacted suppliers that were unresponsive to Assent’s communications at least twice during the diligence process and requested such suppliers to complete the CMRT form and submit such form to Assent.

Assent compared the list of smelters and refiners provided in our suppliers’ responses to the lists of smelters maintained by the Conflict-Free Sourcing Initiative (“CFSI”) and, if a supplier indicated that a facility was certified as conflict-free, Assent confirmed that the facility was listed on CFSI’s list of validated conflict free smelters and refiners of 3TG. As of April 14, 2017, we have identified a total of 178 smelters or refiners that were reported by our suppliers via the CMRT. Of these 178 smelters and refiners, 140 are validated as “Conflict Free” by CFSI, and, based on information provided by CFSI, a further 7 have agreed to undergo or are currently undergoing a third-party audit. Most of the CMRTs we received were made on a company or division level basis which did not allow us to identify which smelters or refiners listed by our suppliers actually processed the 3TGs contained in our products.

Each facility that meets the CFSI definition of a smelter or refiner of a 3TG mineral is assigned a risk of high, medium or low based on 3 scoring criteria:

•	Geographic proximity to the DRC and Covered Countries;

•	Conflict-Free Smelter Program (CFSP) audit status; and

•	Known or plausible evidence of unethical or conflict sourcing.

Based on these criteria, the following facilities have been identified as being of highest concern to the supply chain:

•	Tony Goetz NV - CID002587

•	Kaloti Precious Metals - CID002563

•	Phoenix Metals - CID002507

•	Universal Precious Metals Refining Zambia - CID002854

•	Fidelity Printers and Refiners - CID002515

•	Sudan Gold Refinery - CID002567

Note that due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on the suppliers for accurate smelter and refiner information, and our reasonable country of origin inquiry and due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary 3TGs contained in our in-scope products.

When these facilities were reported on a CMRT by one of our suppliers, risk mitigation activities were initiated. Through Assent, submissions that included any of the above facilities immediately produced a notification instructing the applicable supplier to submit a product level CMRT to better identify the connection between such facility and the products that the supplier supplies to us.

Design of Due Diligence

We designed our due diligence measures to conform, in all material respects, with the framework in the
The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“the Guidance”) and the related supplements for gold, tin, tantalum and tungsten. We developed our due diligence process to address each of the five steps identified by the Guidance, namely:

1.	Establishing strong company management systems regarding conflict minerals;

2.	Identifying and assessing risks in our supply chain;

3.	Designing and implementing a strategy to respond to identified risks in our supply chain;

4.	Utilizing independent third-party audits of supply chain diligence; and

5.	Publicly reporting on our supply chain due diligence.

Due Diligence Performed

(1) Establish Strong Company Management Systems

Internal Compliance Team

FTD established a “Conflict Minerals Compliance Team” sponsored by our Executive Vice President and General Counsel, comprising representatives from the sourcing, merchandizing and legal teams for our various brands. The Conflict Minerals Compliance Team is responsible for implementing our conflict minerals compliance strategy and briefing senior management about the results of our due diligence efforts. We also use specialist outside counsel to assist us with our compliance efforts.

The Company also uses a third-party service provider, Assent Compliance Inc. (“Assent”), to assist us with evaluating supply chain information regarding 3TGs and in the development and implementation of additional due diligence steps that we will undertake with suppliers in regards to conflict minerals.

Control Systems

FTD has a Code of Ethics which applies to FTD’s outside directors and all of FTD’s employees that sets forth specific policies to guide in the performance of their duties. Additionally, certain brands of ours have brand specific vendor manuals and supplier codes of conduct, some of which include language relating to the sourcing of 3TGs.

Supplier Engagement

The Company engaged with suppliers directly to request that they complete a valid CMRT for the products that they supply to FTD with the goal being to increase our suppliers’ response rate.

This year, we put a strong emphasis on supplier education and training. To accomplish this, we utilized Assent’s Learning Management System, Assent University, and provided all in-scope suppliers access to their Conflict Minerals training course. This training is tracked and evaluated based on completion. All suppliers are encouraged to complete all modules within this course.

Grievance Mechanisms

Our employees and suppliers may anonymously report suspected violations of any of our Company’s policies using the EthicsPoint hotline, available 24 hours a day, seven days a week.

Maintain Records

The Company has adopted a policy to retain business records relating to our 3TG due diligence for at least five (5) years. Through Assent, we store all of the information and findings from our due diligence process in a database that can be audited by internal or external parties.

(2) Identifying and Assessing Risk in the Supply Chain

Risks are identified automatically in the ACM based on criteria established for supplier responses. These risks are addressed by Assent staff and members of our Conflict Minerals team internally who contact the supplier, gather pertinent data and perform an assessment of the supplier’s conflict minerals status.

The primary risk we identified with respect to the reporting period ended December 31, 2016 was related to the nature of the responses received. A large number of the responses received provided data at a company or divisional level or were unable to specify the smelters or refiners used for 3TG in the components supplied to us. Additionally, many suppliers indicated that they received information regarding their supply chains from fewer than 75% of their suppliers and, therefore, they could not provide a comprehensive list of all smelters or refiners in their supply chains.

Additionally, suppliers are evaluated on program strength (further assisting in identifying risk in the supply chain). Evaluating and tracking the strength of the program meets the OECD Due Diligence Guidelines and can assist in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program are:

A. Do you have a policy in place that includes DRC conflict-free sourcing?
E. Have you implemented due diligence measures for conflict-free sourcing?
H. Do you verify due diligence information received from your suppliers?
I. Does your verification process include corrective action management?

When suppliers meet or exceed those criteria (“Yes” to at least A, E, H, I), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program.

(3) Design and Implement a Strategy to Respond to Risks

2016 was FTD’s first year that it was subject to the diligence and reporting obligations under the Rule. Through Assent, we are able to identify risks in our supply chain. As the program progresses, escalations are sent to nonresponsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the Rule. We intend to review the results of the reporting period ended December 31, 2016 and to discuss internally both within the internal compliance team and with upper management what measures we can take to respond to the risks that we have identified.

(4) Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with any 3TG smelters or refiners and do not perform or direct audits of these entities within our supply chain. Instead, we rely on third-party audits of smelters and refiners conducted as part of the CFSI Conflict-Free Smelter Program, which uses independent private sector auditors to audit the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

(5) Public Reporting on Supply Chain Due Diligence

We have published our Form SD for the year ended December 31, 2016 and this Conflict Minerals Report in the “Investor Relations” section of our corporate website at www.ftdcompanies.com. We have also publicly filed our Form SD and this Conflict Minerals Report with the Securities and Exchange Commission.

Due Diligence Results

Survey Results

For the 2016 reporting year, FTD received CMRT forms from 78.4% of the eighty-eight (88) suppliers surveyed. All final CMRT submissions were reviewed and validated to ensure no inaccuracies or gaps in data were found. One supplier was unable to correct its CMRT and as such, is still listed as an invalid submission.

Smelters and Refiners

Attached as Appendix A is a list of all of the smelters and refiners listed by our suppliers in their completed CMRTs that appear on the lists of smelters maintained by the CFSI. Since most of the CMRTs we received from our suppliers were made on a company or division level basis, rather than on a product-level basis, we are not able to identify which smelters or refiners listed on Appendix A actually processed the 3TGs contained in our products.

From the responses that we received, we identified 2 high-risk smelters that potentially posed a risk that the 3TGs contained in and necessary to the products we manufacture or contract to manufacture could finance or benefit armed groups in the Covered Countries. These concerns stem from location of the facilities and claims that fall outside of the scope of the conflict minerals law. For suppliers that identified these specific smelters of concern on their CMRT, we created a new escalation plan. These suppliers were contacted by Assent to evaluate whether or not these smelters could be connected to FTD’s products. As our suppliers are largely unable to provide us with the information necessary to determine country of origin at the product level, we are unable to make any determinations regarding the 3TG included in our products during the reporting period ended December 31, 2016 or to provide additional smelter and refiner names and country of origin of the necessary 3TGs at this time. We will continue to work with our suppliers to obtain smelter information at the product level.

Steps to be Taken to Mitigate Risk

We intend to take the following steps to mitigate the risk that the 3TGs contained in and necessary to the products we manufacture or contract to manufacture could finance or benefit armed groups in the Covered Countries:

(1) Update the supplier codes of conduct and supplier manuals utilized by our various brands to include our expectations with respect to 3TGs.

(2) Encourage suppliers that provided company level information for 2016 to provide product level information for 2017 through ongoing outreach with these suppliers.

(3) Engage with suppliers that provided incomplete responses or that did not provide responses for 2016 to help ensure that they provide requested information for 2017.

(4) Encourage the continuing development and progress of traceability measures of suppliers that indicated for 2016 that the source of the 3TGs was unknown or undeterminable.

(5) Communicate to new potentially in-scope suppliers our expectations with respect to the 3TGs.

(6) Encourage our suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.

Appendix A - Smelter List

Metal	Smelter Name	Smelter Country
Gold	Advanced Chemical Company	UNITED STATES
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Métaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	DODUCO GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.	CHINA

Gold	Geib Refining Corporation	UNITED STATES
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES

Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Morris and Watson	NEW ZEALAND
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Republic Metals Corporation	UNITED STATES
Gold	Royal Canadian Mint	CANADA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	So Accurate Group, Inc.	UNITED STATES
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA

Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Zijin Mining Group Co., Ltd. Gold Refinery	CHINA
Tin	Alpha	UNITED STATES
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	Elmet S.L.U.	SPAIN
Tin	EM Vinto	BOLIVIA
Tin	Estanho de Rondônia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA

Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	Phoenix Metal Ltd.	RWANDA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Justindo	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA

Tin	PT Wahana Perkit Jaya	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA